UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2013

SIMPLEPONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-21134	04-2893483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 Congress Park Drive, Suite 304, Delray Beach, FL	33445
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(561) 330-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

(1)

Item 8.01 Other Events.

On January 8, 2013 SimplePons, Inc. entered into a non-binding letter of intent with Eco-Shift Power Corp. pursuant to which we will acquire all of the issued and outstanding capital stock of Eco-Shift in exchange for five million shares of our preferred stock, the designations, rights and preferences, including voting and conversion rights, of which are yet to be determined. Eco-Shift is a privately held Canadian company which develops, markets and sells lighting products, with an emphasis on providing customers with analysis of their energy management opportunities on a consultative basis, performing lighting assessments of their facility and developing final project proposals with a complete life cycle analysis. The closing of the acquisition is subject to the execution of a definitive agreement among the parties and the satisfaction of certain conditions precedent, including, but not limited to, satisfactory due diligence, the delivery of audited financial statements by Eco-Shift, and completion of a financing by our company. The parties have agreed to use their best efforts to close the transaction by the end of January 2013. As a result of the number of conditions precedent to closing, some of which are not within our control, there are no assurances we will enter into the definitive agreement or consummate the proposed acquisition of Eco-Shift. Accordingly, investors should not place undue reliance on this non-binding letter of intent.

(2)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMPLEPONS, INC.

Date: January 14, 2013	By: /s/ Brian S. John
Brian S. John, Chief Executive Officer